Exhibit 99.3

Updated Risk Factors

Item 1A. Risk Factors

References to “we,” “us,” “our,” and the “Company” refer to Spirit AeroSystems Holdings, Inc. and its consolidated subsidiaries. References to “Spirit” refer only to our subsidiary, Spirit AeroSystems, Inc., and references to “Spirit Holdings” or “Holdings” refer only to Spirit AeroSystems Holdings, Inc.

An investment in our securities involves risks and uncertainties. The risks and uncertainties set forth below are those that we believe may materially and adversely affect us, our future business or results of operations, our industry, or investments in our securities. Additional risks and uncertainties that we are unaware of or that we deem immaterial may also materially and adversely affect us, our future business or results of operations, or investments in our securities. The risks speak only as of the date hereof, and new risks may emerge or changes to the foregoing risks may occur that could impact our business.

Risks Related to Our Industry and Overall Business

Our business, financial results, and prospects are dependent to a significant degree on global economic and geopolitical conditions and global aviation demand.

The commercial airline industry is impacted to a significant degree by the strength of the global economy and geopolitical events around the world. A protracted economic slump or recession, increases in interest rates and inflation and adverse credit market conditions, or possible exogenous shocks, such as the conflicts between Russia and Ukraine and in the Middle East, political unrest, terrorist attacks or pandemics, contagions and other health emergencies (including the COVID-19 pandemic), or the fear of any of the foregoing occurring, have in the past caused, and could in the future cause, precipitous declines in air traffic, in turn causing airlines to cancel or delay the purchase of additional new aircraft. The cancellation or delay of new aircraft purchases has in the past resulted in, and could in the future result in, a deterioration of commercial airplane backlogs and a decrease in demand for our commercial aircraft products, which has in the past materially adversely affected, and could in the future materially adversely affect, our business, financial condition, and results of operations.

We largely support commercial aerostructures customers, and our financial results and prospects are almost entirely dependent on global commercial aviation demand and the resulting production rates of our customers. Due to the discretionary nature of air travel, the airline industry is particularly sensitive to changes in economic conditions, or the expectation thereof, and to pandemics, contagions or other health emergencies or the fear of such events. In addition, during periods of unfavorable or volatile economic conditions in the global economy, demand for air travel can be significantly impacted as business and leisure travelers choose not to travel, seek alternative forms of transportation for short trips or conduct business through videoconferencing. Our customers, including Boeing and Airbus, have in the past decreased production rates across many programs due to decreased demand for aviation, including as a result of the COVID-19 pandemic, and may in the future continue to adjust production rates or suspend production, potentially without early warning and within a short time horizon. Suspensions in our production rates or prolonged reductions to rates have in the past resulted in, and could in the future result in, significant challenges and material adverse impacts on our business, operations and financial performance.

Our operations in newly developed and emerging markets expose us to heightened risks of economic, geopolitical, or other events, including governmental takeover (nationalization) of our manufacturing facilities or intellectual property, restrictive exchange or import controls, disruption of operations as a result of systemic political or economic instability, outbreak of war or expansion of hostilities, and acts of terrorism, each of which could have a substantial adverse effect on our financial condition and results of operations. Further, the U.S. Government, other governments, and international organizations have imposed, and could in the future impose additional, sanctions that restrict us from doing business directly or indirectly in or with certain countries or parties, which could include affiliates.

Our business depends largely on sales of components for a single aircraft program, the B737, which has had significant reductions in production rate, including suspensions, relating to the B737 MAX grounding and the COVID-19 pandemic. Additional suspensions or reductions in, or increases in, the B737 production rate and the rates for other programs have in the past created, and may in the future create, financial and disruption risks for the Company and its suppliers.

For the nine months ended September 28, 2023 and the twelve months ended December 31, 2022, 2021, and 2020, approximately 47%, 45%, 35%, and 19% of our net revenues, respectively, were generated from sales of components to Boeing for the B737 aircraft, as compared to 53% for the twelve months ended December 31, 2019, which was the most recent period to exclude impacts from the B737 MAX grounding and the global pandemic crises. While we have entered into long-term supply agreements with Boeing to continue to provide components for the B737 for the life of the aircraft program, including commercial and military P-8 derivatives, Boeing does not have any obligation to purchase components from us for any replacement for the B737 that is not a commercial derivative model as defined by (1) the Special Business Provisions (“Sustaining SBP”), which sets forth the specific terms of the supply arrangement for the B737, B747, B767 and B777 Programs (the “Sustaining Programs”), and (2) the General Terms Agreement (together with the Sustaining SBP (and any related purchase order or contract), as amended, the “Sustaining Agreement”), which sets forth other general contractual provisions, including provisions relating to termination, events of default, assignment, ordering procedures, inspections, and quality controls. Moreover, the contract is a requirements contract, and Boeing can reduce the purchase volume at any time and has done so in the past, including as a result of the B737 MAX grounding and the COVID-19 pandemic. Conversely, Boeing has in the past increased, and could in the future further increase, purchase volumes at any time and the advance notice we receive regarding any such changes may not be sufficient for us to be able to adequately prepare for the changes. Reductions and increases in purchase volumes also occur on other programs.

In March 2019, the B737 MAX fleet was grounded in the U.S. and internationally following accidents involving two B737 MAX aircraft. At Boeing’s direction, Spirit suspended all B737 MAX production beginning on January 1, 2020. Subsequently, there were a number of changes to production rates as a result of the grounding and COVID-19 impacts. These production changes created significant disruption for the Company and its B737 MAX suppliers.

Boeing’s deliveries of the B737 MAX resumed in December 2020, but the rate at which deliveries will continue and continued impacts of the grounding remain uncertain. We regularly make significant assumptions with respect to the B737 program regarding the number of units to be delivered each year, the period during which those units are likely to be produced, and the units’ expected sales prices, production costs, program tooling and other non-recurring costs, and routine warranty costs. In addition, we regularly make assumptions regarding estimated costs expected to be incurred until resuming a normal production rate consistent with 2019 production levels to determine which costs should be (i) included in program inventory and (ii) expensed when incurred as abnormal production costs. Changes in these estimates and assumptions with respect to the B737 program have had, and could continue to have, a material adverse impact on our financial position, results of operations, and/or cash flows.

We have had, and may in the future continue to have, difficulties in managing our cost structure to take into account changes in production schedules or to accommodate a ramp-up in production. We generally need to hire additional employees as rates increase and if we are not able to do so or are not able to do so at an efficient cost, our ability to meet increased production rates could be adversely affected. Conversely, production levels for the B737 MAX program or other programs could be reduced beyond current expectations. Changes in production schedules have materially adversely impacted, and could in the future materially adversely impact, our ability to comply with contractual obligations, our liquidity position and our business, financial condition, results of operations and cash flows.

We depend on Boeing and Airbus as our largest customers, and our business has in the past been, and may in the future be, negatively affected by actions they take, business difficulties they may experience or breaches of their obligations to us.

Boeing is our largest customer, and Airbus is our second-largest customer. For the nine months ended September 28, 2023 and the twelve months ended December 31, 2022, approximately 62%, 60% and 19%, 22% of our net revenues were generated from sales to Boeing and Airbus, respectively. Although part of our strategy is to diversify our customer base, we cannot assure that we will be successful in doing so. Even if we are successful in obtaining new customers, we expect that Boeing and Airbus will continue to account for a substantial portion of our sales. Our contracts with Boeing and certain of our contracts with Airbus are requirements contracts that do not require specific minimum purchase volumes. Boeing or Airbus can reduce, or increase, their purchase volumes at any time, and the advance notice we receive regarding any such changes may not be sufficient for us to be able to adequately prepare for the changes. If either of these customers reduces the requirements under our agreements (as Boeing did in 2019, 2020, and 2021 due to the B737 MAX grounding and the COVID-19 pandemic and other customers did in 2020 and 2021 due to the COVID-19 pandemic), terminates the agreements or portions of them (due to our breach), suspends or terminates one or more purchase orders in whole or in part, a termination for convenience (which is a provision included in most of the contracts) or otherwise, experiences a major disruption in its business (such as a strike, work stoppage, slowdown, or a supply chain problem) or experiences a deterioration in its business, financial condition, access to credit, or liquidity, our business, financial condition, and results of operations could be materially adversely affected. Any monetary damages we receive from Airbus or Boeing as a result of a contractual termination may not be sufficient to cover our actual damages.

We have incurred significant operating losses in the last few years, and we cannot guarantee you that we will not incur substantial operating losses in the future.

Since 2020, we have incurred significant operating losses. Our net loss was $691.6 million, $545.7 million, $540.8 and $870.3 million for the nine months ended September 28, 2023 and the years ended December 31, 2022, 2021 and 2020, respectively. We cannot guarantee that we will not incur significant expenses and operating losses in the future, including as a result of the risks described in this section. We have relied, and may continue to rely, on our customers and sources of debt and equity financing to operate our business, and we cannot guarantee you that we will have access to these liquidity sources on terms acceptable to us, or at all. The net losses we incur may fluctuate significantly from quarter to quarter and year to year. If we are unable to become or remain profitable and we continue to have operating losses, our business, financial condition, and results of operations could be materially adversely affected and the value of our securities, including our common stock, could significantly decline.

Our backlog is subject to change, potentially with short notice.

From time to time, we disclose our expected backlog associated with large commercial aircraft, business and regional jets, and military equipment deliveries, calculated based on contractual and historical product prices and expected delivery volumes. Impacts from global events have in the past caused, and may in the future cause, our backlog to deteriorate due to order cancellations or delays, potentially with short notice. Backlog is calculated based on Boeing’s and Airbus’ announced backlog on our supply agreements (which are based on orders from customers) and the number of units the Company is under contract to produce on our fixed quantity contracts. Accordingly, we rely on the latest available information from Boeing and Airbus to calculate our backlog, which may not reflect cancellations they expect to make but have not yet announced. The number of units may be subject to cancellation or delay by the customer prior to shipment, depending on contract terms. For example, our contract with Boeing for the B737 program is a requirements contract, and Boeing can reduce the purchase volume at any time. The level of unfilled orders at any date during the year may be materially affected by the timing of our receipt of firm orders and additional airplane orders, and the speed with which those orders are filled. Accordingly, our expected backlog does not necessarily represent the actual amount of deliveries or sales for any future period.

Our business depends, in part, on securing work for replacement programs.

While we have entered into long-term supply agreements with respect to the Sustaining Programs, Boeing does not have any obligation to purchase components from us for any subsequent variant of these aircrafts that is not a commercial derivative as defined by the Sustaining Agreement. If we are unable to obtain significant aerostructures supply business for any variant of these aircrafts for which we provide significant content, such as the B737 MAX, our business, financial condition, and results of operations could be materially adversely affected.

We operate in a very competitive business environment.

As the Company seeks to further diversify its program portfolio and product offerings and expand its customer base, we face substantial competition from both OEMs and non-OEM aerostructures suppliers. OEMs may choose not to outsource production of aerostructures due to, among other things, their own direct labor and other overhead considerations and capacity utilization at their own facilities. Consequently, traditional factors affecting competition, such as price and quality of service, may not be significant determinants when OEMs decide whether to produce a part in-house or to outsource.

Some of our non-OEM competitors have greater resources than we do and may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the promotion and sale of their products than we can. Consolidation of or partnerships among our competitors could also increase their financial resources, market penetration and purchasing power. Providers of aerostructures have traditionally competed on the basis of cost, technology, quality, and service. We believe that developing and maintaining a competitive advantage will require continued investment in product development, engineering, supply-chain management, and sales and marketing, and we may not have enough resources to make such investments.

It is very difficult for new aerostructures suppliers to compete against incumbent suppliers for work under an existing contract, because the OEM and the supplier typically spend significant amounts of time and capital on design, manufacture, testing, and certification of tooling and other equipment. A supplier change would require further testing and certification and the expensive movement of existing tooling or the development of new tooling, and would likely result in production delays and additional costs to both the OEM and the new supplier. These high switching costs make it more difficult for us to bid competitively against existing suppliers and less likely that an OEM will be willing to switch suppliers during the life of an aircraft program, which could materially adversely affect our ability to obtain new work on existing aircraft programs.

Prolonged periods of inflation where we do not have adequate inflation protections in our customer contracts have had, and could continue to have, a material adverse effect on our results of operations.

A majority of our sales are conducted pursuant to long-term contracts that set fixed unit prices and may include specific periods when prices are renegotiated. Certain, but not all, of these contracts provide for price adjustments for inflation or abnormal escalation. Although we have attempted to minimize the effect of inflation on our business through contractual protections, as a result of the presence of longer pricing periods within our contracts, we have been, and will in the future be, impacted by sustained or higher than anticipated increases in costs of labor or material. Prolonged global inflationary pressures have impacted energy, freight, raw material and other costs in addition to increased interest costs and labor costs. As described above, in certain situations, we have the ability to recover certain abnormal inflationary impacts through our contractual agreements with our customers. However, in most instances we must fully absorb cost overruns, and we anticipate that we will experience reduced levels of profitability related to inflationary impacts until such time as the rate of inflation subsides to normal historical levels. Furthermore, the price of certain raw materials on which we are dependent (e.g., aluminum, titanium, or composite material) have had, and could continue to have isolated price increases without inflationary impacts on the broader economy, where we are not entitled to inflation protection under certain of our contracts. Substantial cost increases have had, and could continue to have, a material adverse effect on our results of operations.

Our commercial business is cyclical and sensitive to commercial airlines’ profitability.

Our customers’ business, and therefore our own, is directly affected by the financial condition of commercial airlines and other economic factors, including global economic conditions and geopolitical considerations that affect the demand for air transportation. Specifically, our commercial business is dependent on the demand from passenger airlines and cargo carriers for the production of new aircraft. Accordingly, demand for our commercial products is tied to the worldwide airline industry’s ability to finance the purchase of new aircraft and the industry’s forecasted demand for seats, flights, routes, and cargo capacity. Availability of financing to non-U.S. customers depends in part on the continued operations of the U.S. Export-Import Bank. The level of interest rates, which have fluctuated significantly in the past and are likely to fluctuate in the future, also could have an adverse effect on the ability of the airline industry to finance the purchase of new aircraft. Additionally, the size and age of the worldwide commercial aircraft fleet affects the demand for new aircraft and, consequently, for our products. Such factors, in conjunction with evolving economic conditions, cause the market in which we operate to be cyclical to varying degrees, thereby affecting our business and operating results.

Our business and results of operations have been, and could in the future be, adversely impacted, possibly materially, by pandemics and other public health emergencies, or the fear thereof.

Pandemics, including the COVID-19 pandemic, and other public health emergencies, or the fear thereof, have in the past negatively affected, and may in the future negatively affect, our business and results of operations. Factors that have in the past impacted, and may in the future impact, our business and results of operations include: the severity, extent, and duration of the pandemic or public health emergency and its impact on the aircraft industry and aviation demand; any production suspensions or reductions relating to the pandemic or public health emergency; the effectiveness of vaccines and treatments; government health and protection policies, including travel restrictions and bans, bans on public gatherings, and closures of non-essential businesses; vaccination requirements, including any potential impacts on our ability to retain and recruit the workforce required to meet production requirements; economic stimulus efforts; economic recessions; any inability of significant portions of our workforce to work effectively, including because of illness, remote work, quarantines, social distancing, government actions or other restrictions; potential lawsuits or regulatory actions due to spread of the pandemic or other public health emergency in the workplace; our ability to maintain our compliance practices and procedures, financial reporting processes and related controls, and to manage any complex accounting issues; any impacts on our vendors and outsourced business processes and their process and controls documentation; potential failure or reduced capacity of third parties on which the Company relies, including suppliers, lenders, and other business partners, to meet the Company’s obligations and needs; the impact on our contracts with our customers and suppliers, including force majeure provisions; the impact on the financial markets, including volatility in the financial markets; the availability and cost of credit to the Company; supply chain disruptions; and increased costs for transportation and raw materials.

The COVID-19 pandemic created significant disruptions that have in the past adversely affected, and could in the future adversely affect, our business, financial condition, liquidity and results of operations. The extent to which the COVID-19 pandemic will negatively affect our businesses, financial condition, liquidity and results of operations will depend on, among other things, future developments, including any resurgence of cases, the emergence of new variants of the virus and the effectiveness of vaccines and treatments over the long term and against new variants, which are highly uncertain and cannot be predicted.

Our business and results of operations could be adversely affected by disruptions in the global economy caused by Russia’s invasion of Ukraine and the conflict in the Middle East and related sanctions and other developments.

The war between Russia and Ukraine has negatively affected, and the war as well as the conflict in the Middle East may in the future negatively affect, the global economy. Governments around the world have imposed economic sanctions and export controls on certain industry sectors and parties in Russia and other jurisdictions, and Russia has responded with its own restrictions against investors and countries outside Russia and adopted additional measures aimed at non-Russia owned businesses. The war in the Middle East may also result in sanctions being imposed in response to the conflict, including trade and transport restrictions. Businesses in the U.S. and globally have experienced shortages in materials and increased costs for transportation, energy and raw materials due in part to the negative effects of the war in Ukraine on the global economy. The war between Russia and Ukraine, the conflict in the Middle East and other hostilities have resulted in, and could continue to result in, among other things, supply chain disruptions (including accelerated changes to alternate sourcing of certain raw materials, which has resulted in increased costs), further increased risk of cyber attacks, higher inflation and market volatility. For example, although the recent outbreak of war in Israel and the Gaza Strip has not materially impacted our supply chain, the potential for expansion of the conflict in the surrounding region may impact certain of our suppliers’ ability to continue production or make timely deliveries of supplies required for us to produce and timely deliver our products. The extent and duration of these conflicts, sanctions and resulting market disruptions are impossible to predict, and our business and results of operations could be materially adversely affected.

Risks Related to Our Operations

Our business depends on our ability to maintain a healthy supply chain, meet production rate requirements, and timely deliver products that meet or exceed stringent quality standards.

Our business depends on our ability to maintain a healthy supply chain, achieve planned production rate targets, and meet or exceed stringent delivery, performance and reliability standards. The supply chain for large commercial aerostructures is complex and involves hundreds of suppliers and their employees from all over the world. Certain parts of our supply chain have experienced, and may continue to experience, various challenges, including inflationary pressures, financial difficulties and challenges related to hiring and retaining a skilled workforce.

In addition, operational issues, including delays or defects in supplier components, have resulted and could continue to result in significant out-of-sequence work and increased production costs, as well as delayed deliveries to customers. Our suppliers’ failure to provide parts that meet our technical specifications has adversely affected and could continue to adversely affect production schedules and contract profitability. We have not always been able to find and in the future we may not be able to find acceptable alternatives, and any such alternatives in some cases have resulted and could continue to result in increased costs for us and forward losses on certain contracts. Even if acceptable alternatives are found, the process of locating and securing such alternatives has been and may continue to be disruptive to our business, including our ability to execute any factory recovery plans, and might lead to termination of our supply agreements with our customers.

Our suppliers continue to encounter financial difficulty due to the pandemic and residual effects of the B737 MAX grounding. Absent financial support, suppliers may not be able to meet commitments under their agreements with us. In the past our suppliers have, and they could in the future, fail to supply critical parts individually or in the aggregate and if we are not able to secure timely and adequate replacements, we may breach our obligations to our customers. As a result of a breach, customers generally may terminate their agreements or proceed against us for damages and our business, financial condition, results of operations and cash flows could be materially adversely impacted.

Additionally, the Company’s ability to meet production rate increases is dependent upon several factors, including expansion and alignment of its production facilities, tooling, and equipment; improved efficiencies in its production line; on-time delivery of component parts from the Company’s suppliers; adequate supply and costs of skilled labor; and implementation of customer customizations upon demand. From time-to-time the Company has experienced, and may continue to experience, quality or delivery timing disruptions. This includes common carrier disruptions and other disruptions that affect manufacturing lines, any of which could have a material adverse impact on the Company’s ability to meet commitments to its customers and on its future financial results.

In some cases, in order to meet these increases in production rates, we have made and will need to make in the future significant capital expenditures to expand our capacity and improve our performance or find alternative solutions such as outsourcing some of our existing work to free up additional capacity. While some of these expenditures will be reimbursed by our customers, we could be required to bear a significant portion of the costs. For example, in October 2023, we entered into a memorandum of agreement with Boeing that, among other things, provides funding for tooling and capital through 2025. However, we cannot assure you that we will always be able to reach similar agreements, and costs not reimbursed by such agreements could be significant. In addition, the increases in production rates could cause disruptions in our manufacturing lines, which could materially adversely impact our ability to meet our commitments to our customers and have a resulting adverse effect on our financial condition and results of operations.

Our operations depend on our ability to maintain continuing, uninterrupted production at our manufacturing facilities and our suppliers’ facilities.

Our manufacturing facilities or our suppliers’ manufacturing facilities could be damaged or disrupted by, among other things, a natural disaster, war, terrorist activity, interruption of utilities, public health crises (such as the COVID-19 pandemic) or sustained mechanical failure. Although we have obtained property damage and business interruption insurance where we deem appropriate, a sustained mechanical failure of a key piece of equipment, major catastrophe (such as a fire, flood, tornado, hurricane, major snow storm, or other natural disaster), war, or terrorist activities in any of the areas where we or our suppliers conduct operations could result in a prolonged interruption of all or a substantial portion of our business. Any disruption resulting from these events could cause significant delays in shipments of products and the loss of sales and customers. We may not have insurance to adequately compensate us for any of these events. A large portion of our operations takes place at one facility in Wichita, Kansas, and any significant damage or disruption to this facility in particular would materially adversely affect our ability to service our customers. Additionally, while any insurance proceeds may cover certain business interruption expenses, certain deductibles and limitations will apply and no assurance can be made that all recovery costs will be covered. See also “Increases in labor costs, potential labor disputes, and work stoppages at our facilities or the facilities of our suppliers or customers have impacted, and could materially adversely affect, our financial performance.”

Interruptions in deliveries of or increased prices for components or raw materials used in our products have materially adversely impacted, and could continue to materially adversely impact, production and our business.

We are highly dependent on the availability of essential materials and purchased components from our suppliers, some of which are available only from a sole source or limited sources. Our dependency upon regular deliveries from particular suppliers of components and raw materials means that interruptions or stoppages in such deliveries could materially adversely affect our operations until arrangements with alternate suppliers, to the extent alternate suppliers exist, could be made. If any of our suppliers were unable or were to refuse to deliver materials to us for an extended period of time, or if we were unable to negotiate acceptable terms for the supply of materials with these or alternative suppliers, our business could suffer and be materially affected.

Our continued supply of materials is subject to a number of risks including:

●	the destruction of or damage to our suppliers’ equipment, facilities or their distribution infrastructure;

●	global economic conditions, embargoes, force majeure events, domestic or international acts of hostility, terrorism, war, pandemic, or other events impacting our suppliers’ ability to perform;

●	a work stoppage or strike by our suppliers’ employees;

●	the failure of our suppliers to provide materials of the requisite quality or in compliance with specifications;

●	the failure of our suppliers to satisfy U.S. and international import and export control laws;

●	the failure of our suppliers to meet regulatory standards;

●	the failure, shortage, or delay in the delivery of raw materials to our suppliers;

●	imposition of tariffs and similar import limitations on us or our suppliers; and

●	contractual amendments and disputes with our suppliers.

In addition, our profitability is affected by the prices of the components and raw materials, such as titanium, aluminum, steel, and carbon fiber, used in the manufacturing of our products. These prices fluctuate based on factors beyond our control, including inflation, world oil prices, changes in supply and demand, general economic conditions, labor costs, competition, import duties, tariffs, the availability and cost of freight, the availability and cost of utilities, currency exchange rates, hostilities in jurisdictions that affect raw materials and, in some cases, government regulation, and we do not use derivative commodity instruments to hedge our exposure to changes in the price of raw materials. Although our supply agreements with Boeing and Airbus allow us to pass on to our customers certain unusual increases in component and raw material costs in limited situations, in certain cases we have not been, and may in the future not be, fully compensated by the customers for the entirety of any such increased costs.

Cyber attacks, network security breaches, service interruptions, data corruption or misuse or Privacy Regulation (defined below) violations pose significant risks to our business and operations.

We and our customers, suppliers, and other third parties with which we work rely on information technology networks and systems to manage and support a variety of business activities, including procurement and supply chain, engineering support, and manufacturing. These networks and systems, some of which are managed by third-parties, are susceptible to damage, disruptions, or shutdowns due to failures during the process of upgrading or replacing software, databases or components thereof, power outages, hardware failures, computer viruses, attacks by computer hackers or insiders, telecommunication failures, user errors, or catastrophic events. If these networks and systems suffer severe damage, disruption, or shutdown and our or third parties’ business continuity plans do not effectively resolve the issues in a timely manner, our manufacturing process could be disrupted, resulting in late deliveries or even no deliveries if there is a total shutdown. This could have a material adverse effect on our reputation and we could face financial losses.

Further, we have experienced cyber attacks, and routinely experience cyber security threats and attempts to gain access to sensitive information, as do our customers, suppliers, and other third parties with which we work. We have established threat detection, monitoring, and mitigation processes and procedures and are continually exploring ways to improve these processes and procedures. However, the scope and impact of any future incident cannot be predicted, and we cannot provide assurance that these processes and procedures will be sufficient to prevent cyber security threats from materializing. Although we have not been materially impacted to date by a cyber security incident, we could experience significant operational impacts, financial or information losses and/or reputational harm in the future. Given the increasing complexity and sophistication of the tools and techniques used by threat actors, cyber attacks can occur and persist for an extended period of time before being detected, and we may not be able to anticipate these acts or respond timely. The extent of a particular cyber incident and the steps that we may need to take to investigate the incident may not be immediately clear, and it can take a significant amount of time before an investigation of the incident can be completed and full and reliable information about the incident is known, if ever. While an investigation is ongoing, we may not know the extent of the harm caused by a cybersecurity incident or how best to remediate any harm. Moreover, new regulations may require us to disclose information about a material cybersecurity incident before it has been resolved or fully investigated. In addition, as threats continue to evolve and increase, and as the regulatory environment related to information security, data collection and use, and privacy has become and continues to become more rigorous, we have been required, and expect to continue to need to, make investments to enhance our detection, monitoring, and mitigation processes and procedures, which could adversely impact our results of operations.

If we are unable to protect sensitive or confidential information from cybersecurity threats and attacks, our customers or governmental authorities could question the adequacy of our threat mitigation and detection processes and procedures and, as a result, our present and future business could be negatively impacted. Data privacy regulations, including but not limited to the General Data Protection Regulation (EU), Data Protection Act 2018 (UK), Law No. 09-08 (Morocco), and Personal Data Protection Act 2010 (Malaysia) (collectively, “Privacy Regulations”), impose a range of compliance obligations applicable to the collection, use, retention, security, processing, and transfer of personally identifiable information. Various U.S. states and other governmental authorities around the world have imposed or are considering similar types of laws and regulations, data breach reporting and penalties for non-compliance and increasing security requirements. These laws and regulations are broad in scope and are subject to evolving interpretation and we have in the past been, and in the future could be, required to incur substantial costs to monitor compliance or to alter our practices. Moreover, these new laws and regulations could diverge and conflict with each other in certain respects. As new privacy-related laws and regulations are implemented, the time and resources needed for us to comply with such laws and regulations, as well as our potential liability for non-compliance and reporting obligations in the case of data breaches, has increased and may further increase. Violations of the Privacy Regulations may result in significant fines and sanctions. Any failure, or perceived failure, to comply with the Privacy Regulations, or any other privacy, data protection, information security, or consumer protection-related privacy laws and regulations, by us or our third parties with whom we are associated could result in financial losses and have an adverse effect on our reputation.

Our success depends in part on the success of our research and development initiatives.

In order for us to remain competitive, we have expended and will need to continue to expend significant capital to research and develop technologies, purchase new equipment and machines, and train our employees in the new methods of production and service. Our expenditures on our research and development efforts may not create any new sales opportunities or increases in productivity that are commensurate with the level of resources invested.

We are in the process of developing specific technologies and capabilities in pursuit of new business and in anticipation of customers going forward with new programs. If any such programs do not go forward or are not successful, or if we are unable to generate sufficient new business, we may be unable to recover the costs incurred in anticipation of such programs or business and our profitability and revenues may be materially adversely affected.

While the Company intends to continue committing financial resources and effort to the development of innovative new technologies, a strain on the Company’s liquidity, such as the strain caused by the B737 MAX grounding and COVID-19 impacts, has in the past reduced and may in the future reduce the Company’s ability to expend capital to develop such technologies.

Significant regulatory, operational, and other risks are posed by climate change and the transition to a “low-carbon” economy in response to climate change.

Increased public awareness and concern over climate change have led to new and proposed legislative and regulatory initiatives internationally, in the U.S. and regionally, and may lead to additional legislation in the future. New or revised laws and regulations, or stricter interpretations of existing laws, in this area could directly and indirectly affect the Company, its customers, or its suppliers by increasing production costs, affecting customer preferences or otherwise impacting operations. Compliance with any new or more stringent laws or regulations, or stricter interpretations of existing laws, could require additional expenditures by the Company and could have an adverse effect on our business, financial condition, and results of operations. While the transition to a “low-carbon” economy may take place over decades, we are also subject to the risk that, over time, the existing products which provide much of our current revenue may be replaced with “lower-carbon” products the Company does not currently manufacture and which may take a significant amount of time for the Company to develop and manufacture. In addition, demand for the Company’s existing products may decrease as there is no guarantee that the Company will ultimately win substantially similar work content on new aircraft platforms. Additionally, transition to an entirely “low-carbon” portfolio may require material investments by the Company.

In addition, climate change is impacting the severity and frequency of natural disasters, including tornados, floods and hurricanes, and other severe weather events, which have in the past and could in the future disrupt our operations and adversely affect our business in a particular region or globally, as well as the activities of our suppliers and customers. Any of these events could result in temporary or long-term disruption of our operations, including as a result of physical damage to, or complete or partial closure of, one or more of our facilities, or have an impact on the operations of our suppliers or customers. If we are unable to restart operations quickly at key locations, find alternative suppliers or quickly repair damage, we could be late in delivering, or be unable to deliver, products to our customers, which could result in damage to our reputation, business and prospects, any of which could have an adverse effect on our results of operations and financial condition.

Existing insurance arrangements may not provide full protection for the costs that may arise from any climate change-related events, and recurring extreme weather events have in the past increased and could in the future continue to increase the cost of insurance or could reduce the availability of insurance. The risks associated with climate change continue to evolve, and we expect that climate change-related risks may increase over time.

Risks Related to Our Business Strategy

If we fail to implement our business strategy or if our business strategy is ineffective, our financial performance could be materially and adversely affected, and we may not achieve our financial goals.

Our financial performance and success depend in large part upon the effectiveness of our business strategy and our ability to implement our business strategy successfully. Implementation of our business strategy will require effective management of our operational, financial and human resources and will place significant demands on those resources. There are risks involved in pursuing our business strategy, including, but not limited to, those relating to:

●	determining which business activities to pursue and prioritize;

●	predicting, or responding to, changes in production schedules;

●	managing our costs and expenses;

●	continued access to capital and credit markets;

●	hiring or retaining the personnel, including the executives and skilled workforce, necessary to manage our strategy effectively;

●	implementing improvements to operational efficiency; and

●	recording material forward losses or changes in estimates.

In addition to the risks set forth above, effectiveness of and the successful implementation of our business strategy could also be affected by a number of factors beyond our control, such as actions by Boeing and Airbus, increased competition, general economic conditions, government regulation and changes in industry trends. We may decide to alter or discontinue certain aspects of our business strategy at any time. If we are not able to implement our business strategy successfully, our long-term growth and profitability may be adversely affected. Even if we are able to implement some or all of the initiatives of our business strategy successfully, our operating results may not improve and could decline substantially.

In connection with our business strategy, we continue to evaluate and refine both our short-term and long-term financial objectives, including guidance we provide from time to time regarding our free cash flow targets and revenue targets for our segments. We may fail to achieve our targeted financial results if we are unsuccessful in implementing our strategies, our estimates or assumptions change or for any other reason. Failure to achieve our stated financial goals has negatively impacted, and could in the future further impact, the market price of our common stock and investor confidence in us.

Our acquisitions, joint ventures, strategic alliances and partnerships expose us to risks, including the risk that we may not be able to successfully integrate these businesses or achieve expected operating synergies.

As part of our business strategy, we from time-to-time have merged with or acquired businesses and/or formed joint ventures and strategic alliances and may continue to do so in the future. Combining our businesses may be more difficult, costly, or time consuming than expected. In addition, events outside of our control, including changes in regulation and laws as well as economic trends, could adversely affect our ability to realize the expected benefits from an acquisition. The success of our acquisitions will depend on, among other things, our ability to realize the anticipated benefits and cost savings from combining our and the acquired businesses in a manner that facilitates growth opportunities and realizes anticipated synergies and cost savings. The anticipated benefits and cost savings from acquisitions, as well as from joint ventures, strategic alliances and partnerships, may not be realized fully or at all, or may take longer to realize than expected or could have other adverse effects that we do not currently foresee. Further, the integration of acquired companies and managing relationships with joint venture partners involve a number of risks, including, but not limited to the diversion of management’s attention to the integration or oversight of operations, difficulties in the assimilation or cooperation of different cultures and practices, reliance on sellers under transition services agreements or partners under joint venture or alliance agreements, as well as in the assimilation of geographically dispersed operations and personnel, difficulties in the integration of departments, systems (including accounting, production, IT, and other critical systems), technologies, books and records and procedures, as well as in maintaining uniform standards, controls (including internal accounting controls), procedures, and policies and compliance with the Foreign Corrupt Practices Act, the U.K. Bribery Act and other applicable anti-bribery laws.

We face risks as we work to successfully execute on new or maturing programs.

New or maturing programs with new technologies typically carry risks associated with design responsibility, development of new production tools, hiring and training of qualified personnel, increased capital and funding commitments, ability to meet customer specifications, delivery schedules, unique contractual requirements, supplier performance, ability of the customer to meet its contractual obligations to us, and our ability to accurately estimate costs associated with such programs. In addition, any new or maturing aircraft program may not generate sufficient demand or may experience technological problems or significant delays in the regulatory certification or manufacturing and delivery schedule. If we were unable to perform our obligations under new or maturing programs to a customer’s satisfaction or manufacture products at our estimated costs, if we were unable to successfully perform under revised design and manufacturing plans or successfully resolve claims and assertions, or if a new or maturing program in which we had made a significant investment were to be terminated or experienced weak demand, delays or technological problems, our business, financial condition, and results of operations could be materially adversely affected. Some of these risks have affected our maturing programs to the extent that we have recorded significant forward losses and maintain certain of our maturing programs at zero or low margins due to our inability to overcome the effects of these risks, which have been greatly exacerbated, and may continue to be impacted, by significantly reduced production volumes, either now or in the future. We continue to face similar risks as well as the potential for default, quality problems, or inability to meet weight requirements and these could result in continued zero or low margins or additional forward losses, and the risk of having to write-off additional inventory if it were deemed to be unrecoverable over the life of the program. In addition, beginning new work on existing programs also carries risks associated with the transfer of technology, knowledge, and tooling.

In order to perform on new or maturing programs we may be required to construct or acquire new facilities requiring additional up-front investment costs. In the case of significant program delays and/or program cancellations, we could be required to bear certain unrecoverable construction and maintenance costs and incur potential impairment charges for the new facilities. Also, we may need to expend additional resources to determine an alternate revenue-generating use for the facilities. Likewise, significant delays in the construction or acquisition of a plant site could impact production schedules.

Risks Related to Legal and Regulatory Matters

The outcome of legal proceedings and government inquiries and investigations involving our business is unpredictable, and an adverse decision in any such matter could have a material effect on our financial position and results of operations.

We are involved in a number of legal proceedings including the proceedings disclosed in Note 13 to our unaudited consolidated financial statements for the quarter ended September 28, 2023 and Note 22 to our audited consolidated financial statements for the year ended December 31, 2022. These claims may divert financial and management resources that would otherwise be used to benefit our operations. No assurances can be given that the results of these matters will be favorable to us. An adverse resolution of any of these lawsuits could have a material impact on our financial position and results of operations. In addition, we are sometimes subject to government inquiries and investigations of our business due, among other things, to the heavily regulated nature of our industry and our participation in government programs. Any such inquiry or investigation could potentially result in an adverse ruling against us, which could have a material impact on our financial position and operating. If we are unsuccessful in any action, we may be required to pay a significant amount of monetary damages that may be in excess of our insurance coverage.

We do not own most of the program specific intellectual property and tooling used in our business.

Our business depends on using certain intellectual property and tooling that we have rights to use under license grants from our customers. If these licenses are terminated due to a default or otherwise, our business may be materially affected. In addition, we license some of the intellectual property needed for performance under some of our supply contracts from our customers under those supply agreements. We must honor our contractual commitments to our customers related to intellectual property and comply with infringement laws governing our use of intellectual property. In the event we obtain new business from new or existing customers, we will need to pay particular attention to these contractual commitments and any other restrictions on our use of intellectual property to make sure that we will not be using intellectual property improperly in the performance of such new business. In the event we use any such intellectual property improperly, we could be subject to an infringement or misappropriation claim by the owner or licensee of such intellectual property.

In the future, our entry into new markets may be facilitated by obtaining additional license grants from our customers. If we are unable to negotiate additional license rights on acceptable terms (or at all) from these customers, our ability to enter new markets may be restricted.

Our business could be materially adversely affected by product warranty obligations or defective product claims.

We are exposed to liabilities that are unique to the products and services we provide. Our operations expose us from time to time to rework obligations, liabilities for warranty or other claims with respect to aircraft components that have been designed, manufactured, or serviced by us or our suppliers. We maintain insurance for certain risks, but the amount of our insurance coverage may not cover all claims or liabilities and we may be forced to bear substantial costs. Material obligations in excess of our insurance coverage (or other third-party indemnification) could have a material adverse effect on our business, financial condition, and results of operations. For example, in April 2023, we issued a notice of escapement to Boeing related to a quality issue on the B737 Vertical Fin Attach Fitting, which impacted production costs, including the impact of factory disruption. Although this issue was resolved as a result of the memorandum of agreement with Boeing entered into on October 12, 2023 (the “MOA”) as to quality issues with our products, it can be difficult or impossible to estimate total costs relating to such issues as a result of the uncertainty regarding, among other things, the total number of affected units, the methods of acceptable repair, the total amount of time required to complete any repairs, and at what point in time and what manner repairs would be completed. Quality issues with our products have resulted, and could in the future result, in negative publicity and have in the past had, and could in the future have, material adverse impacts on our production costs (including as a result of factory disruption), our reputation, our stock price and/or our business, financial condition and results of operations. In addition, from time to time, we make changes to our build processes in light of quality issues. These changes to our processes can require significant investment and we cannot guarantee that the changes will be successful and that any quality issues will be resolved. If our products are found to be defective and lacking in quality, or if one of our products causes an accident, our reputation could be damaged and our ability to retain and attract customers could be materially adversely affected.

The profitability of certain programs depends significantly on the assumptions surrounding satisfactory settlement of customer claims and assertions.

For certain of our programs, we regularly commence work or incorporate customer requested changes prior to negotiating pricing terms for engineering work or the product that has been modified. We typically have the contractual right to negotiate pricing for customer directed changes. In those cases, although we assert to our customers our contractual rights to obtain the additional revenue or cost reimbursement we expect to receive upon finalizing pricing terms, we cannot guarantee that will always be successful in doing so. An expected recovery value of these assertions is incorporated into our contract profitability estimates. Our inability to recover these expected values, among other factors, has resulted, and could continue to result, in the recognition of significant forward loss on certain programs and has had, and could continue to have, a material adverse effect on our results of operations.

Risks Related to Our Governmental and Global Activities

Our global footprint subjects us to the risks of doing business in foreign countries.

We have activities and operations globally (through wholly owned indirect or direct subsidiaries and joint ventures), including in the United Kingdom, France, Malaysia, Morocco, China and Taiwan. In addition, we derive a significant portion of our revenues from sales by Boeing and Airbus to customers outside the U.S and, for the nine months ended September 28, 2023 and the twelve months ended December 31, 2022, direct sales to our non-U.S. customers accounted for approximately 22% and 24%, respectively, of our net revenues. We expect that our and our customers’ international sales will continue to account for a significant portion of our net revenues for the foreseeable future. As a result, we are subject to risks of doing business internationally, including:

●	changes in regulatory requirements applicable to our industry and business, including without limitation, changes in tariffs (imposed or threatened) on imports, including tariffs imposed in a retaliatory manner on U.S. exports, embargoes, export controls, and other trade restrictions or barriers;

●	changes in the political, economic, legal, tax and social conditions in the countries we do business in;

●	changes in policies and initiatives including with respect to foreign exchange, foreign investment, and government industrial cooperation requirements;

●	the ability to secure clearances, approvals or licenses, including any requirements mandated by the U.S. Commerce Department, to maintain the ability to provide product or services to certain countries or customers;

●	compliance with foreign labor laws, which generally provide for increased notice, severance and consultation requirements compared to U.S. laws; difficulties enforcing intellectual property and contractual rights in certain jurisdictions; the complexity and necessity of using foreign representatives and consultants;

●	uncertainties and restrictions concerning the availability of funding credit or guarantees;

●	potential or actual withdrawal or modification of international trade agreements;

●	modifications to sanctions imposed on other countries; changes to immigration policies that may present risks to companies that rely on foreign employees or contractors;

●	compliance with antitrust and competition regulations;

●	differences in business practices;

●	the difficulty of management and operation of an enterprise spread over various countries;

●	compliance with a variety of foreign laws, as well as U.S. laws affecting the activities of U.S. companies abroad, including the Foreign Corrupt Practices Act, the U.K. Bribery Act and other applicable anti-bribery and sanctions laws; and

●	economic and geopolitical developments and conditions, including domestic or international hostilities (including the wars in Ukraine and the Middle East), acts of terrorism or war and governmental reactions, inflation, trade relationships, and military and political alliances.

While these factors and the effect of these factors are difficult to predict, adverse developments in one or more of these areas have in the past materially adversely affected, and could in the future materially adversely affect, our business, financial condition, and results of operations in the future.

Our business is subject to regulation in the U.S. and internationally.

The manufacturing of our products is subject to numerous federal, state, and foreign governmental regulations including related to environmental, health and safety laws and regulations. The number of laws and regulations that are being enacted or proposed by various governmental bodies and authorities are increasing. Compliance with these regulations is difficult and expensive. If we fail to adhere, or are alleged to have failed to adhere, to any applicable federal, state, or foreign laws or regulations, or if such laws or regulations negatively affect sales of our products, our business, prospects, results of operations, financial condition, or cash flows may be adversely affected by penalties or sanctions or reputational degradation. In addition, our future results could be adversely affected by changes in applicable federal, state, and foreign laws and regulations, or the interpretation or enforcement thereof.

Our operations involve the use of large amounts of hazardous substances and regulated materials and generate many types of wastes, including emissions of hexavalent chromium and volatile organic compounds, and certain chlorinated and brominated hydrocarbon solvents, greenhouse gases such as carbon dioxide. Spills and releases of these materials may subject us to clean-up liability for remediation and claims of alleged personal injury, property damage, and damage to natural resources, and we may become obligated to reduce our emissions of hexavalent chromium, volatile organic compounds and/or greenhouse gases. We cannot give any assurance that the aggregate amount of future remediation costs and other environmental liabilities will not be material.

The Company’s chemical milling and vapor degreasing processes use various regulated substances that are identified as TSCA (Toxic Substances Control Act) initial chemicals evaluated in risk assessments prescribed by the Lautenburg Chemical Safety Act in the U.S., and therefore may be subject to additional regulations in the near future. The Company is investigating the use of alternative solvents and processes, including control technologies which may require material expenditures, however this business will remain dependent on the availability, use and cost of these materials for the immediate future. To the extent these alternative solutions are not viable, or any enacted regulation does not provide an exception, there could be material capital expenditures required to comply with elimination of the chemicals used in our current processes.

In connection with prior acquisitions, we may be indemnified or insured, subject to certain contractual limitations and conditions, for certain clean-up costs and other losses, liabilities, expenses, and claims related to existing environmental conditions on the acquired properties. If indemnification or insurance is not sufficient to cover any potential environmental liability, we may be required to make material expenditures.

In the future, contamination may be discovered at or emanating from our facilities or at off-site locations where we send waste. The remediation of such newly discovered contamination, related claims for personal injury or damages, or the enactment of new laws or a stricter interpretation of existing laws, may require us to make additional expenditures, some of which could be material.

As a manufacturer and exporter of defense and dual-use technical data and commodities, we are subject to U.S. laws and regulations governing international trade and exports, including, but not limited to, the International Traffic in Arms Regulations, administered by the U.S. Department of State, and the Export Administration Regulations, administered by the U.S. Department of Commerce. Collaborative agreements that we may have with foreign persons, including manufacturers and suppliers, are also subject to U.S. export control laws. In addition, we are subject to trade sanctions against embargoed countries, which are administered by the Office of Foreign Assets Control within the U.S. Department of the Treasury. A determination that we have failed to comply with one or more of these export controls or trade sanctions could result in civil or criminal penalties, including the imposition of fines upon us as well as the denial of export privileges and debarment from participation in U.S. government contracts. Additionally, restrictions may be placed on the export of technical data and goods in the future as a result of changing geopolitical conditions. Any one or more of such sanctions could have a material adverse effect on our business, financial condition, and results of operations.

The U.S. Government is a significant customer of certain of our customers, and we and they are subject to specific U.S. Government contracting rules and regulations.

We provide aerostructures to defense aircraft manufacturers. Our defense customers’ businesses, and by extension, our business, is affected by the U.S. Government’s continued commitment to programs under contract with our customers. Contracts with the U.S. Government generally permit the government to terminate contracts partially or completely, with or without cause, at any time. An unexpected termination of a significant government contract, a reduction in expenditures by the U.S. Government for aircraft using our products, lower margins resulting from increasingly competitive procurement policies, a reduction in the volume of contracts awarded to us, or substantial cost overruns could materially reduce our cash flow and results of operations. We bear the potential risk that the U.S. Government may unilaterally suspend our defense customers or us from new contracts pending the resolution of alleged violations of procurement laws or regulations.

Decline in the U.S. defense budget or change of defense strategies or funding priorities (as a result of political environment, macroeconomic conditions and the ability of the U.S. Government to enact legislation or otherwise) may reduce demand for our defense customers’ aircraft or lead to competitive procurement conditions, which may reduce our defense business sales or margins. Further, changes in U.S. Government procurement policies, regulations, initiatives and requirements may adversely impact our ability to grow our defense business.

The Federal Aviation Administration prescribes standards and qualification requirements for aerostructures, including virtually all commercial airline and general aviation products, and licenses component repair stations within the U.S. Comparable agencies, such as the European Aviation Safety Agency in Europe, regulate these matters in other countries. If we fail to qualify for or obtain a required license for one of our products or services or lose a qualification or license previously granted, the sale of the subject product or service would be prohibited by law until such license is obtained or renewed and our business, financial condition, and results of operations could be materially adversely affected. In addition, designing new products to meet existing regulatory requirements and retrofitting installed products to comply with new regulatory requirements can be expensive and time consuming.

A facility securities clearance (“FCL”) is required for a company to be awarded and perform on classified contracts for the Department of Defense (“DOD”) and certain other agencies of the U.S. Government. If we were to violate the terms and requirements of the National Industrial Security Program Operating Manual or any other applicable U.S. Government industrial security regulations, we could lose our FCLs. We cannot give any assurance that we will be able to maintain our FCLs. If for some reason our FCLs are invalidated or terminated, we may not be able to continue to perform under our classified contracts in effect at that time, and we would not be able to enter into new classified contracts, which could adversely affect our revenues.

Under applicable federal regulations for defense contractors, we are required to comply with the Cybersecurity Maturity Model Certification (“CMMC”) program in the next several years and other similar cybersecurity requirements. Compliance with the CMMC is costly and complex. To the extent that we are unable to comply with the CMMC or other requirements, we may be unable to maintain or grow our business with the DOD or its prime customers.

Risks Related to Employment Matters

In order to be successful, we must attract, retain, train, motivate, develop and transition key employees, and failure to do so could harm our business.

In order to be successful, we must attract, retain, train, motivate, develop, and transition qualified executives and other key employees, including those in managerial, manufacturing, and engineering positions. Competition for experienced employees in the aerospace industry, and particularly in Wichita, Kansas, where the majority of our manufacturing and executive offices are located, is intense. Our ability to attract and retain qualified executives and other key employees depends on a number of factors, including prevailing market conditions and compensation packages offered by companies competing for the same talent. The location of our offices, particularly our headquarters in Wichita, Kansas, and our remote working arrangements may not meet the needs or expectations of our employees, including senior management or other key employees, or may not be viewed as competitive, which could negatively impact our ability to attract and retain highly skilled employees.

The failure to successfully hire executives, including a new chief executive officer, and key employees or to implement succession plans for executives and key employees, or the loss of any executives and key employees, could have a significant impact on our operations. Further, changes in our management team may be disruptive to our business and any failure to successfully transition and assimilate key new hires or promoted employees could adversely affect our business and results of operations. In particular, we have to incur costs to replace executives or other key employees who leave, and our ability to execute our business strategy could be impaired if we are unable to replace such persons in a timely manner or at all.

In addition, the Company’s operations and strategy require that we employ a critical mass of highly skilled employees with industry experience and engineering, technical, or mechanical skills. As the Company experiences an increase in retirements, the level of skill replacing our experienced workers is being impacted due to the availability of skilled labor in the market and low unemployment rates. As the Company has expanded its defense business, the Company faces risks related to its ability to hire and retain individuals who have, are able to obtain, a security clearance. Our inability to attract and retain skilled employees may adversely impact our ability to meet our customers’ expectations, the cost and schedule of development projects, and the cost and efficiency of existing operations.

Increases in labor costs, potential labor disputes, and work stoppages at our facilities or the facilities of our suppliers or customers have impacted, and could materially adversely affect, our financial performance.

Our financial performance is affected by the availability of qualified personnel and the cost of labor. A majority of our workforce is represented by unions. If we were unable to renew major labor agreements at expiration, or if our workers were to engage in a strike, work stoppage, or other slowdown, we could experience a significant disruption of our operations, which could cause us to be unable to deliver products to our customers on a timely basis and could result in a breach of our supply agreements. This could result in a loss of business and an increase in our operating expenses, which could have a material adverse effect on our business, financial condition, and results of operations. For example, on June 21, 2023, employees represented by the International Association of Machinists and Aerospace Workers (“IAM”) voted to reject the Company’s contract offer and strike. In response, the Company suspended its Wichita operations and IAM represented employees began to strike following the expiration of the contract on June 24, 2023. Although a new contract was ratified by IAM-represented employees on June 29, 2023, our labor costs will be higher than the previous IAM contract by approximately $80.0 million annually and we incurred strike disruption charges, changes in estimates during the period related to higher wages and other employee benefits resulting from the new contract and a reduction in deliveries of certain aircraft, including the B737, which will negatively impact expected revenue, earnings and cash flow. Any future strike or similar disruption could have similar adverse impacts. In addition, our non-unionized labor force may become subject to labor union organizing efforts, which could cause us to incur additional labor costs and increase the related risks that we now face.

Due to the receipt of occasional government incentives, we have certain commitments to keep our programs in their current locations. This may prevent us from being able to offer our products at prices that are competitive in the marketplace and could have a material adverse effect on our ability to generate new business.

In addition, many aircraft manufacturers, airlines, and aerospace suppliers, including certain of our customers, have unionized work forces. Any strikes, work stoppages, or slowdowns experienced by aircraft manufacturers, airlines, or aerospace suppliers could reduce our customers’ demand for additional aircraft structures or prevent us from completing production of our aircraft structures. Union negotiations, strikes, work stoppages, or slowdowns at our customers could also directly or indirectly impact our business.

We could be required to make future contributions to our defined benefit pension and post-retirement benefit plans and our costs may substantially increase in connection with such plans as a result of adverse changes in interest rates and the capital markets, changes in actuarial assumptions and legislative or other regulatory actions.

Our estimates of liabilities and expenses for pensions and other post-retirement benefits incorporate significant assumptions including the rate used to discount the future estimated liability, the long-term rate of return on plan assets, and several assumptions relating to the employee workforce (salary increases, medical costs, retirement age, and mortality). A dramatic decrease in the fair value of our plan assets resulting from movements in the financial markets or a decrease in discount rates may cause the status of our plans to go from an over-funded status to an under-funded status and result in cash funding requirements to meet any minimum required funding levels. Our results of operations, liquidity, or shareholders’ equity in a particular period could be affected by a decline in the rate of return on plan assets, the rate used to discount the future estimated liability, or changes in employee workforce assumptions.

In 2020, we acquired the outstanding equity of Short Brothers plc (“Shorts”) and Bombardier Aerospace North Africa SAS (“BANA”), and substantially all the assets of the maintenance, repair and overhaul business in Dallas, Texas, along with the assumption of certain liabilities of Shorts and BANA. Shorts sponsors the Shorts Pension, a defined benefit pension plan that is closed to new participants. The Shorts Pension closed to the future accrual of additional benefits for current participants at the end of 2021.

Following future valuations of the Shorts Pension’s assets and liabilities or following future discussions with the Shorts Pension’s trustee, the annual funding obligation and/or the arrangements to ensure adequate funding for the Shorts Pension may change. The future valuations under the Shorts Pension are affected by a number of assumptions and factors, including legislative or other regulatory changes; assumptions regarding interest rates, currency rates, inflation, mortality, and retirement rates; the investment strategy and performance of the Shorts Pension’s assets; and actions by the U.K. Pensions Regulator. Recent volatile economic conditions have increased the risk that the funding requirements increase following the next triennial valuation. The U.K. Pensions Regulator also has powers under the Pensions Act 2004 to impose a contribution notice or a financial support direction on Shorts (and other persons connected with the Company or Shorts) if, in the case of a contribution notice, the U.K. Pensions Regulator reasonably believes such person has been party to an act, or deliberate failure to act, intended to avoid pension liabilities or that is materially detrimental to the pension plan, or, in the case of a financial support direction, if a plan employer is a service company or insufficiently resourced and the Pensions Regulator considers it is reasonable to act against such a person. A significant increase in the funding requirements for Shorts Pension could result in the imposition of additional financial contributions to the Shorts Pension and, if such required contributions are significant, could have a material adverse effect on Shorts or our business, financial condition, and results of operations.

Risks Related to our Debt, Liquidity, Financial Estimates and Taxes

Declines in our financial condition and performance and reductions in our credit ratings have increased our borrowing costs and adversely affected the market price of our securities. Any additional declines could further impact our borrowing costs, impact the market price of our securities or limit our ability to obtain future financing or otherwise impair our business, financial condition, and results of operations.

Our business requires significant capital. Declines in our financial condition or performance for any reason have increased our borrowing costs and affected the market price of our securities, and could in the future further increase our borrowing costs, impact the market price of our securities or limit our ability to access the credit and capital markets. There can be no assurance that we will be able to access the capital or credit markets or, if we do have such access, that it will be on favorable terms.

As of September 28, 2023, our corporate credit ratings were B by Standard & Poor’s Global Ratings, and B2 by Moody’s Investors Service, Inc. These ratings and our current credit condition affects, among other things, our ability to access new capital. Negative changes to these ratings have in the past resulted in, and may in the future result in, more stringent covenants and higher interest rates under the terms of any new debt.

The ratings reflect, among other things, the agencies’ assessment of our ability to pay interest and principal on our debt securities and credit agreements. A rating is not a recommendation to purchase, sell, or hold securities. Each rating is subject to revision or withdrawal at any time by the assigning rating organization. Each rating agency has its own methodology for assigning ratings and, accordingly, each rating should be considered independently of all other ratings. Lower ratings would typically result in higher interest costs of debt securities when they are sold, could make it more difficult to issue future debt securities, could require us to provide creditors with more restrictive covenants, which would limit our flexibility and ability to pay dividends and may require us to pledge additional collateral under our credit facility. Any downgrade in our credit ratings could have a material adverse effect on our business or financial condition.

Limitations on our ability to access the capital or credit markets, unfavorable terms or general reductions in liquidity may adversely and materially impact our business, financial condition, and results of operations.

Our debt could adversely affect our financial condition and our ability to operate our business due to significant restrictions in our Credit Agreement, which could also adversely affect our operating flexibility and put us at a competitive disadvantage.

As of September 28, 2023, we had total debt of $3,875.2 million. In addition to our debt, as of September 28, 2023, we had $22.8 million of letters of credit and letters of guarantee outstanding.

Our significant indebtedness could adversely affect our business, results of operations and financial condition in a number of ways by, among other things:

●	making it more difficult for us to satisfy our obligations with respect to our debt;

●	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, strategic acquisitions or other general corporate requirements;

●	requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes;

●	increasing our vulnerability to general adverse economic and industry conditions;

●	limiting our financial flexibility in planning for and reacting to changes in the industry in which we compete;

●	having a material adverse effect on us if we fail to comply with the covenants in the Credit Agreement or in the indentures governing our long-term bonds or in the instruments governing our other debt; and

●	increasing our cost of borrowing.

The terms of our Credit Agreement impose significant restrictions on us, and subject to certain exceptions, limit our ability, among other things, to:

●	incur additional debt or issue preferred stock with certain terms;

●	pay dividends or make distributions to our stockholders over certain amounts;

●	repurchase or redeem our capital stock;

●	make investments;

●	incur liens;

●	enter into transactions with our stockholders and affiliates;

●	sell certain assets;

●	acquire the assets of, or merge or consolidate with, other companies;

●	incur restrictions on the ability of our subsidiaries to make distributions or transfer assets to us; and

●	enter into strategic transactions.

We cannot assure you that we will be able to maintain compliance with the covenants in the agreements governing our indebtedness in the future or, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants. Additionally, the terms of any future indebtedness we may incur could include more restrictive covenants. If we incur additional debt, the risks related to our high level of debt could intensify.

As of September 28, 2023, we had $374.1 in cash and cash equivalents. If we are unable to generate sufficient cash flow to service our debt and meet our other commitments, we may need to refinance all or a portion of our debt, sell material assets or operations, or raise additional debt or equity capital. We cannot provide assurance that we could affect any of these actions on a timely basis, on commercially reasonable terms or at all, or that these actions would be sufficient to meet our capital requirements. In addition, the terms of our existing or future debt agreements may restrict us from effecting certain or any of these alternatives.

We use estimates in accounting for revenue and cost for our contracts. Changes in our estimates have materially adversely affected, and could in the future materially adversely affect, our financial performance.

The Company recognizes revenue using the principles of Accounting Standards Codification (“ASC”) Topic 606, Revenue from contracts with customers (“ASC 606”), and estimates revenue and cost for contracts that span a period of multiple years. This method of accounting requires judgment on a number of underlying assumptions to develop our estimates such as favorable trends in volume, learning curve efficiencies, and future pricing from suppliers that reduce our production costs. However, several factors may cause the costs we incur in fulfilling these contracts to vary substantially from our original estimates such as technical problems, delivery reductions, materials shortages, supplier difficulties, strikes and production pauses, realization targets, existence and execution of factory recovery plans caused by these factors, and other factors. Other than certain increases in raw material costs that can generally be passed on to our customers, in most instances we must fully absorb cost overruns. Due to the significant length of time over which some revenue streams are generated, the variability of future period estimated revenue and cost may be adversely affected if circumstances or underlying assumptions change. Our estimated costs have exceeded our estimated revenues under fixed-price contracts in the past, and we have been required to recognize a forward loss on the affected programs, which has had a material adverse effect on our results of operations, and this could recur in the future. The risk particularly applies to products such as the B787, A220, and A350, in that our performance at the contracted price depends on our being able to achieve production cost reductions as we gain production efficiencies. We have incurred forward loss charges on these programs, and further production rate changes or claims relating to inspection and rework requests may result in additional incremental forward loss charges.

Further, some of our long-term supply agreements, such as the Sustaining Agreement and the agreement for the B787 program, provide for the re-negotiation of established pricing terms at specified times in the future. Negotiations have in the past resulted, and could in the future result, in costs that exceed our revenue under a fixed-price contract, or operating margins that are lower than our current margins, and we have in the past and may in the future need to recognize a forward loss on the affected program, which has had and could have a material adverse effect on our results of operations.

Additionally, variability of future period estimated revenue and cost has resulted, and may in the future result, in recording additional valuation allowances against future deferred tax assets, which could adversely affect our future financial performance.

We may not be able to generate sufficient taxable income to fully realize our deferred tax assets.

At December 31, 2022, we have recognized a valuation allowance against nearly all of our net deferred tax assets. Changes that are adverse to the Company could result in the need to record additional deferred tax asset valuation allowances resulting in a charge to results of operations and a decrease to total stockholders’ equity.

Risks Related to our Common Stock

We cannot assure you that we will declare and pay cash dividends on our Common Stock at historical levels or at all.

In 2020, the Company announced that its Board of Directors, or Board, reduced its quarterly dividend to a penny per share to preserve liquidity, and in the fourth quarter of 2022, the Board decided to suspend the Company’s quarterly cash dividend. We cannot assure you that we will resume declaring and paying cash dividends on our Common Stock at historical levels or at all. The Board regularly evaluates the Company’s capital allocation strategy and dividend policy. Any future determination to pay dividends will be at the discretion of our Board and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions, including the requirements of financing agreements to which we may be a party. No assurance can be given that cash dividends will be declared and paid at historical levels or at all.

Spirit Holdings’ certificate of incorporation, by-laws and our supply agreements with Boeing contain provisions that could discourage others from acquiring us and may prevent attempts by our stockholders to replace or remove our current management.

Provisions of Spirit Holdings’ certificate of incorporation and by-laws may discourage, delay, or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace or remove our current Board. These provisions include:

●	advance notice requirements for nominations for election to the Board or for proposing matters that can be acted on by stockholders at stockholder meetings; and

●	the authority of the Board to issue, without stockholder approval, up to 10 million shares of preferred stock with such terms as the Board may determine.

In addition, our supply agreements with Boeing include provisions giving Boeing the ability to terminate the agreements in the event any of certain disqualified persons acquire a majority of Spirit’s direct or indirect voting power or all or substantially all of Spirit’s assets. The MOA with Boeing provides that Spirit cannot, without incurring significant costs, assign any of its rights or interest in (which includes certain specified change of control events set forth in the MOA) the supply agreements or an order without Boeing’s prior written consent, which will not be unreasonably withheld consistent with existing obligations, except that Boeing may withhold its consent to an assignment to a disqualified person (which includes any person to which Boeing does not consent in its sole discretion) for any reason and at its sole discretion. These provisions in our agreements with Boeing could discourage others from acquiring us and may prevent attempts by our stockholders to replace or remove our current management. Certain other agreements with suppliers or customers contain similar provisions that could also discourage others from acquiring us or prevent attempts to replace or remove our management.